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                                                                    EXHIBIT 23.2

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         Netegrity, Inc. ("Netegrity") was unable after reasonable efforts to obtain the written consent of Arthur Andersen LLP ("Andersen"), Netegrity's former independent auditors, to incorporate by reference the report of Andersen, dated January 30, 2002, on the financial statements of Netegrity for the fiscal year ended December 31, 2001. Such report is incorporated herein by reference to Netegrity's Annual Report on Form 10-K for the year ended December 31, 2002, as amended by an Annual Report on Form 10-K/A filed on March 6, 2003, as required by Section 7 of the Securities Act of 1933, as amended (the "Securities Act"). However, Rule 437a of the Securities Act permits Netegrity to dispense with the requirement to file the written consent of Andersen. As a result, Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you may not be able to assert a claim against Andersen under
Section 11(a) of the Securities Act.